Exhibit 99.1
Kraton Corporation Announces Third Quarter 2020 Results
HOUSTON, October 28, 2020 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global sustainable producer of  specialty polymers and high-value biobased products derived from pine wood pulping co-products, announces financial results for the quarter ended September 30, 2020.

THIRD QUARTER 2020 SUMMARY
▪Results reflect improved sequential demand fundamentals in many end markets, resulting in favorable sales volume growth relative to the third quarter of 2019.
▪Consolidated net loss of $402.6 million, compared to consolidated net income of $20.9 million in the third quarter of 2019. The results include a non-cash goodwill impairment charge of $400.0 million within the Chemical segment, recorded as of September 30, 2020.
▪Consolidated Adjusted EBITDA(1) of $60.3 million, down 24.7% compared to the third quarter of 2019.
▪Polymer segment operating loss of $5.1 million, down 127.9% compared to the third quarter of 2019, and Adjusted EBITDA(1) of $31.9 million, down 36.6% compared to $50.3 million in the third quarter of 2019.
▪Excluding the Cariflex business, which was sold in early 2020, Adjusted EBITDA(1) down $4.6 million compared to the third quarter of 2019.
▪Adjusted EBITDA decline (excluding Cariflex) was primarily associated with the timing of deferred maintenance and lower fixed cost absorption associated with planned inventory reduction, offsetting the benefit of higher sales volume compared to the third quarter of 2019.
▪Chemical segment operating loss of $401.7 million, down over 100% compared to the third quarter of 2019, and Adjusted EBITDA(1) of $28.3 million, down 4.7% compared to $29.8 million in the third quarter of 2019.
▪Operating results include the aforementioned non-cash goodwill impairment charge of $400.0 million.
▪Adjusted EBITDA decline reflects lower unit margins associated with lower average selling prices for Crude Sulfate Turpentine (“CST”) refinery products and for rosin esters, partially offset by an 18.7% increase in sales volume and lower cost of raw materials compared to the third quarter of 2019.
▪Reduced Consolidated Debt by $75.5 million and reduced Consolidated Net Debt, excluding the effect of foreign currency(1), by $25.8 million during the third quarter of 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands, except percentages and per share amounts)
Revenue	$373,438	$444,221	$1,156,386	$1,395,912
Polymer segment operating income (loss)	$(5,090)	$18,269	$29,597	$62,498
Chemical segment operating income (loss)	$(401,681)	$19,834	$(395,296)	$66,908
Consolidated net income (loss)(1)	$(402,617)	$20,915	$(200,678)	$77,925
Adjusted EBITDA (non-GAAP)(2)	$60,257	$80,056	$207,672	$271,548
Adjusted EBITDA margin (non-GAAP)(3)	16.1%	18.0%	18.0%	19.5%
Diluted earnings (loss) per share	$(12.67)	$0.58	$(6.40)	$2.26
Adjusted diluted earnings per share (non-GAAP)(3)	$0.49	$0.52	$1.05	$2.99
__________________________________________________
(1)For the three and nine months ended September 30, 2020, includes the $400.0 million non-cash goodwill impairment charge in the Chemical segment.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue.
“We continue to effectively manage our business despite COVID-19 having an ongoing adverse effect on global demand fundamentals. During the third quarter of 2020, we benefited once again from our diverse end market exposure, and specifically from improved demand fundamentals, as we delivered solid operational and financial results and Adjusted EBITDA of $60.3 million for the quarter. During the third quarter our Polymer segment experienced continued improvement in demand in China and broader Asia and sequential demand recovery in North America, specifically for automotive, industrial and medical applications in our Specialty Polymers business, and we benefited from strong demand in paving and roofing applications in our Performance Products business. Excluding the effect of the sale of the Cariflex business, Polymer segment sales volume was up 8% compared to the third quarter of 2019,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “For our Chemical segment, despite ongoing weaker demand associated with the impact of COVID-19, specifically in certain end markets such as oilfield, our third quarter results reflect the benefit of an impressive 18.7% increase in sales volume compared to the third quarter of 2019, and sales volume was up 2.4% through three quarters in 2020,” said Fogarty.
For the third quarter of 2020, Polymer segment Adjusted EBITDA was $31.9 million, down $18.4 million, or 36.6% compared to the third quarter of 2019. Excluding operating results for the Cariflex business, Adjusted EBITDA would have been down $4.6 million, compared to the third quarter of 2019, with the decrease largely reflecting higher maintenance costs that we deferred into the second half of the year as a result of COVID-19, as well as lower fixed cost absorption associated with pacing of assets and inventory liquidation following the inventory build in the first half of the year, and as outlined in our second quarter 2020 earnings release. Sales volume for Performance Products increased 3.3% compared to the third quarter of 2019, principally due to higher sales into paving and roofing applications. Sales volume for Specialty Polymers was up 23.0% compared to the third quarter of 2019, reflecting higher sales into lubricant additive applications and higher sales into China and broader Asia associated with continued improvement in demand fundamentals.
Chemical segment Adjusted EBITDA for the third quarter of 2020 was $28.3 million, a decrease of $1.4 million compared to the third quarter of 2019. The decrease in Adjusted EBITDA was primarily associated with lower unit margins resulting from lower average sales prices for Crude Sulfate Turpentine refined products and lower pricing for Rosin Esters, largely offset by higher sales volume, in part reflecting sequential demand improvement compared to the second quarter of 2020, as well as lower raw material costs, compared to the third quarter of 2019. Sales volume for Performance Chemicals increased 25.7% compared to the third quarter of 2019, reflecting higher opportunistic sales of raw materials and the timing of purchases by a major customer. Adhesives sales volume was up 5.8% compared to the third quarter of 2019 and sales volume for Tires was up 14.2% compared to the third quarter of 2019.
“In light of the positive demand trends we experienced in the third quarter, we remain optimistic about the outlook for the balance of 2020 and as we move into 2021. We plan to remain focused on execution, sustainable innovation and cost discipline, including our efforts to deliver $20 million of run rate cost reductions by year end, and on debt reduction, as we continue to position Kraton to benefit from market recovery and incremental opportunities that may occur in 2021,” said Fogarty. “With our commitment to providing innovative and sustainable solutions, we intend to continue to promote our differentiated products such as REvolutionTM and CirKular+TM to provide our customers with compelling, biobased product alternatives and sustainable solutions. Moreover, we plan to continue to work through the regulatory review process in the U.S. and in select global markets to commercialize our novel BIAXAMTM technology, which we believe can truly make a positive difference in today’s world.”

Polymer Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands, except percentages)
Performance Products	$117,353	$141,267	$354,452	$422,539
Specialty Polymers	78,629	70,986	232,851	256,483
Cariflex(1)	—	49,241	36,930	141,117
Isoprene Rubber(1)	1,833	—	17,436	—
Other	725	99	1,103	370
Polymer Segment Revenue	$198,540	$261,593	$642,772	$820,509

Operating income (loss)	$(5,090)	$18,269	$29,597	$62,498
Operating income (loss) margin	(2.6)%	7.0%	4.6%	7.6%
Adjusted EBITDA (non-GAAP)(1)(2)	$31,912	$50,304	$136,926	$158,635
Adjusted EBITDA margin (non-GAAP)(3)	16.1%	19.2%	21.3%	19.3%
__________________________________________________
(1)Our Cariflex revenue includes sales through March 6, 2020. We continue to sell Isoprene Rubber to Daelim Industrial Co, Ltd. (“Daelim”) under an Isoprene Rubber Supply Agreement (“IRSA”). Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $0.3 million and $7.5 million for the three and nine months ended September 30, 2020, respectively, which represents revenue deferred until the products are sold under the IRSA.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue.
Q3 2020 VERSUS Q3 2019 RESULTS
Revenue for the Polymer segment was $198.5 million for the three months ended September 30, 2020 compared to $261.6 million for the three months ended September 30, 2019. The decrease was driven by the divestiture of our Cariflex business in March 2020 and lower average sales prices resulting from lower raw material costs, partially offset by higher sales volumes in our Specialty Polymers and Performance Products business lines.

Polymer Segment Sales Volume % Change	Three Months Ended September 30, 2020
Performance Products	3.3%
Specialty Polymers	23.0%
Isoprene Rubber	—%
Subtotal	8.4%
Cariflex	(100.0)%
Total	(0.6)%
Sales volumes of 75.3 kilotons for the three months ended September 30, 2020 declined 0.6% compared to the three months ended September 30, 2019, largely due to the aforementioned divestiture of our Cariflex business. Specialty Polymers sales volumes increased 23.0% primarily from higher purchases by a significant lubricant additives customer and demand recovery primarily in Asia and North America. Performance Products sales volumes increased 3.3% due to stronger paving and roofing demand associated with improved weather conditions. The IRSA provided $1.8 million of sales revenue for the three months ended September 30, 2020. The positive effect from changes in currency exchange rates between the periods was $3.4 million.
For the three months ended September 30, 2020, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $31.9 million compared to $50.3 million for the three months ended September 30, 2019. The decline in Adjusted EBITDA (non-GAAP) was largely due to the divestiture of our Cariflex business. However, on a comparative basis, excluding the operating results of our Cariflex business, Adjusted EBITDA (non-GAAP) would have been approximately $4.6 million lower. The lower comparative Adjusted EBITDA (non-GAAP) is driven by the factors described above. The positive effect from changes in currency exchange rates between the periods was $5.1 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands, except percentages)
Adhesives	$63,901	$64,391	$189,789	$198,785
Performance Chemicals	99,919	105,367	295,509	337,766
Tires	11,078	12,870	28,316	38,852
Chemical Segment Revenue	$174,898	$182,628	$513,614	$575,403

Operating income (loss)(1)	$(401,681)	$19,834	$(395,296)	$66,908
Operating income (loss) margin	(229.7)%	10.9%	(77.0)%	11.6%
Adjusted EBITDA (non-GAAP)(2)	$28,345	$29,752	$70,746	$112,913
Adjusted EBITDA margin (non-GAAP)(3)	16.2%	16.3%	13.8%	19.6%
__________________________________________________
(1)For the three and nine months ended September 30, 2020, includes the $400.0 million non-cash goodwill impairment charge in the Chemical segment.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue.
Q3 2020 VERSUS Q3 2019 RESULTS
Revenue for the Chemical segment was $174.9 million for the three months ended September 30, 2020 compared to $182.6 million for the three months ended September 30, 2019. The decrease in revenue was attributable to lower average sales prices in terpene refinery upgrades driven by a decrease in gum turpentine prices and lower average sales prices for rosin esters associated with excess hydrocarbon tackifier supply compared to 2019 levels, partially offset by higher sales volumes across all product lines, particularly in TOFA refined products, and opportunistic raw material sales. Third quarter 2020 continued to see adverse demand impacts of market fundamentals including COVID-19 within Performance Chemicals and Tires.

Chemical Segment Sales Volume % Change	Three Months Ended September 30, 2020
Adhesives	5.8%
Performance Chemical	25.7%
Tires(1)	14.2%
Total	18.7%
 ____________________________________________________
(1)Tires volumes are less than 5% of total Chemical segment volumes.
Sales volumes were 110.5 kilotons for the three months ended September 30, 2020, an increase of 17.4 kilotons, or 18.7%, due to opportunistic raw material sales, timing of purchases by significant customers, and rosin ester volumes, largely offset by the impact from weakness in oilfield applications and related COVID-19 demand pressures. The positive effect from changes in currency exchange rates between the periods was $4.9 million.
For the three months ended September 30, 2020, the Chemical segment generated $28.3 million of Adjusted EBITDA (non-GAAP) compared to $29.8 million for the three months ended September 30, 2019. The decrease in Adjusted EBITDA (non-GAAP) was primarily driven by a decline in average sales prices in CST refinery products and rosin esters, partially offset by higher sales volumes and lower raw material cost. The positive effect from changes in currency exchange rates between the periods was $0.3 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the nine months ended September 30, 2020, we reduced Kraton indebtedness by approximately $445.2 million, and consolidated net debt, excluding the effect of foreign currency (non-GAAP) by $499.9 million. Further, we had approximately $267.7 million of available liquidity, comprised of $62.8 million of cash on hand and a borrowing base of $204.9 million largely undrawn on our ABL facility as of September 30, 2020.
On March 6, 2020, we completed the sale of our Cariflex business to Daelim for gross proceeds of $530.0 million, adjusted for incremental working capital of $5.8 million, less contractual capital contributions of $25.3 million. The transaction is subject to a customary post-closing working capital adjustment and a contractual capital contribution post-closing adjustment. Upon closing, we recognized a gain of $175.2 million, and as part of the consideration received, entered into the multi-year IRSA with Daelim. As the IRSA product sales are at cost, we deferred approximately $180.6 million of revenue, of which $158.2 million and $22.4 million are recorded within deferred income and other payables and accruals, respectively, on the condensed consolidated balance sheet. The deferred income will be amortized into revenue as a non-cash transaction when the products are sold. In accordance with the IRSA, we will supply Isoprene Rubber to Daelim for a period of five years, with an optional extension for an additional five years.
We used the $510.5 million net proceeds from the sale of our Cariflex business principally for repayment of the full outstanding balance of $290.0 million under the U.S. dollar denominated tranche of the Company's senior secured term loan facility (the “Term Loan Facility”) and repayment in the amount of €145.0 million, or approximately $166.8 million, of borrowings under the Euro dollar denominated tranche of the Term Loan Facility. We intend to use the remaining proceeds in accordance with the terms of the Term Loan Facility to make additional repayments of debt and/or invest in strategic assets of the Company.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to consolidated net debt (non-GAAP) and consolidated net debt, excluding the effect of foreign currency (non-GAAP):

	September 30, 2020	December 31, 2019
	(In thousands)
Kraton debt	$852,905	$1,288,277
KFPC(1)(2) loans	92,583	102,385
Consolidated debt	945,488	1,390,662

Kraton cash	59,907	24,631
KFPC(1) cash	2,914	10,402
Consolidated cash	62,821	35,033

Consolidated net debt	$882,667	$1,355,629

Effect of foreign currency on consolidated net debt	(26,947)
Consolidated net debt excluding effect of foreign currency	$855,720
__________________________________________________
(1)Kraton Formosa Polymers Corporation (“KFPC”) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.
(2)KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.
CHEMICAL SEGMENT - GOODWILL IMPAIRMENT
During the third quarter of 2020 we completed our review of our annual long-term plan. Specifically with regard to our Chemical segment, the plan took into consideration factors including the continued availability of low-cost hydrocarbon based tackifiers which has adversely impacted market pricing for Rosin Esters within our adhesive business, a continuation of lower CST margins resulting from the decline of gum turpentine pricing in the second half of 2019, and the demand impact associated with COVID-19. These and other factors were considered by us to be an indicator of impairment of our Chemical segment's goodwill. We performed an interim impairment test of goodwill as of September 30, 2020. As a result, we recorded a non-cash impairment charge of $400 million within the Chemical segment.

OUTLOOK
In light of the positive demand trends we experienced in the third quarter, we remain optimistic about the outlook for the balance of 2020 and as we move into 2021. Nevertheless, the potential for continued market disruption associated with COVID-19 still exists.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures used are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt (including as adjusted to exclude the effect of foreign currency), Adjusted Gross Profit, and Adjusted Gross Profit Per Ton. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between first-in-first-out (“FIFO”) and Estimated Current Replacement Cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan based incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income (loss) before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements, which can vary from the terms used herein. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC and the material impairment charge, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Gross Profit and Adjusted Gross Profit Per Ton: We define Adjusted Gross Profit Per Ton as Adjusted Gross Profit divided by total sales volume (for each reporting segment or on a consolidated basis, as applicable). We define Adjusted Gross Profit as gross profit excluding certain charges and expenses. Adjusted Gross Profit is limited because it often varies substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC and the material impairment charge.
Consolidated Net Debt and Consolidated Net Debt excluding the effect of foreign currency: We define Consolidated Net Debt as total consolidated debt (including debt of KFPC) less consolidated cash and cash equivalents. Management uses Consolidated Net Debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using Consolidated Net Debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on our foreign currency denominated debt agreements.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, October 29, 2020 at 9:00 a.m. (Eastern Time) to discuss third quarter 2020 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the Kraton Conference Call – Passcode: 8680118. U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on October 29, 2020 through 1:59 a.m. (Eastern Time) on November 12, 2020. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-879-3386 (toll free) or 402-220-4713 (toll).
ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, roads, construction, metalworking fluids and lubricants, inks, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, BIAXAMTM, REvolution and CirKular+ are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “on track”, “forsees”, “future,” or “anticipates,” or by discussions of strategy, plans, or intentions. The statements in this press release that are not historical statements, including, but not limited to, statements regarding our expectations as to the continued impact of the COVID-19 pandemic (including governmental and regulatory actions) on demand for our products, on the economy and on our customers, suppliers, employees, business and results of operations, our expectations for our business and volume recovery for the remainder of 2020 and 2021, our ability to execute our innovation pipeline and deliver innovative and sustainable products and whether the expected benefits of those products will be realized,, our plans for operation improvements, our ability to obtain necessary regulatory approvals for BIAXAM on our anticipated timeline, or at all, and whether the expected benefits of the product will be realized, our expectations with respect to debt reduction and consolidated net debt leverage ratio, our expectations regarding the call premium of our 7% senior notes and our expectations regarding the feasibility of future refinancings, our expected use of remaining proceeds from the Cariflex transaction, capital spending and run rate cost savings for 2020 and the information and the matters described under the caption “Outlook,” are forward-looking statements.
All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in our most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings made by us with the U.S. Securities and Exchange Commission (the “SEC”), and include, but are not limited to, risks related to: our ability to repay or re-finance indebtedness and risk associated with incurring additional indebtedness; our reliance on third parties for the provision of significant operating and other services; the impact of extraordinary events, including health epidemics or pandemics such as COVID-19 (including governmental and regulatory actions relating thereto), natural disasters and other weather conditions and terrorist attacks; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in our end-use markets; fluctuations in global tariffs and logistics costs; the potential for charges related to our goodwill or other assets; and other factors of which we are currently unaware or deem immaterial. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. To the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior reports and other filings with the SEC, the information contained in this press release updates and supersede such information. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and we assume no obligation to publicly update or revise such forward-looking statements in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$373,438	$444,221	$1,156,386	$1,395,912
Cost of goods sold	304,684	342,942	875,388	1,058,429
Gross profit	68,754	101,279	280,998	337,483
Operating expenses:
Research and development	9,454	10,367	30,158	31,091
Selling, general, and administrative	35,285	32,272	122,745	111,623
Depreciation and amortization	31,313	34,804	93,828	98,230
Gain on insurance proceeds	—	(14,250)	—	(32,850)
Gain on disposal of fixed assets	(527)	(17)	(34)	(17)
Impairment of goodwill	400,000	—	400,000	—
Operating income (loss)	(406,771)	38,103	(365,699)	129,406
Other income	259	4,235	837	3,559
Disposition and exit of business activities	—	—	175,189	—
Gain (loss) on extinguishment of debt	(848)	—	(14,943)	210
Earnings of unconsolidated joint venture	81	102	310	363
Interest expense, net	(13,527)	(19,214)	(44,454)	(57,494)
Income (loss) before income taxes	(420,806)	23,226	(248,760)	76,044
Income tax benefit (expense)	18,189	(2,311)	48,082	1,881
Consolidated net income (loss)	(402,617)	20,915	(200,678)	77,925
Net income attributable to noncontrolling interest	(1,177)	(2,222)	(2,998)	(5,356)
Net income (loss) attributable to Kraton	$(403,794)	$18,693	$(203,676)	$72,569
Earnings (loss) per common share:
Basic	$(12.67)	$0.59	$(6.40)	$2.28
Diluted	$(12.67)	$0.58	$(6.40)	$2.26
Weighted average common shares outstanding:
Basic	31,787	31,486	31,728	31,603
Diluted	31,787	31,823	31,728	31,914

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,821	$35,033
Receivables, net of allowances of $636 and $434	169,519	169,603
Inventories of products, net	322,292	332,457
Inventories of materials and supplies, net	33,143	32,211
Prepaid expenses	13,961	6,991
Other current assets	16,054	22,385
Current assets held for sale	—	51,356
Total current assets	617,790	650,036
Property, plant, and equipment, less accumulated depreciation of $705,084 and $639,197	921,528	925,940
Goodwill	373,845	772,418
Intangible assets, less accumulated amortization of $319,076 and $285,819	301,541	325,877
Investment in unconsolidated joint venture	12,160	11,971
Deferred income taxes	75,799	8,863
Long-term operating lease assets, net	86,839	85,003
Other long-term assets	20,535	25,219
Long-term assets held for sale	—	27,058
Total assets	$2,410,037	$2,832,385
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$75,717	$53,139
Accounts payable-trade	131,747	168,541
Other payables and accruals	153,534	112,645
Due to related party	16,805	17,470
Current liabilities held for sale	—	14,849
Total current liabilities	377,803	366,644
Long-term debt, net of current portion	859,030	1,311,486
Deferred income taxes	120,797	125,240
Long-term operating lease liabilities	70,786	66,624
Deferred income	161,351	11,049
Other long-term liabilities	157,480	161,911
Long-term liabilities held for sale	—	3
Total liabilities	1,747,247	2,042,957

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,863 shares issued and outstanding at September 30, 2020; 31,751 shares issued and outstanding at December 31, 2019	319	318
Additional paid in capital	397,121	392,208
Retained earnings	262,385	464,712
Accumulated other comprehensive loss	(39,439)	(105,795)
Total Kraton stockholders' equity	620,386	751,443
Noncontrolling interest	42,404	37,985
Total equity	662,790	789,428
Total liabilities and equity	$2,410,037	$2,832,385

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$(200,678)	$77,925
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	93,828	98,230
Lease amortization	18,463	17,164
Amortization of debt original issue discount	148	808
Amortization of debt issuance costs	2,426	3,501
Amortization of deferred income	(8,460)	—
Gain on disposal of property, plant, and equipment	(34)	(17)
(Gain) loss on extinguishment of debt	14,943	(210)
Impairment of goodwill	400,000	—
Earnings from unconsolidated joint venture, net of dividends received	197	80
Deferred income tax (benefit) provision	(64,576)	8,604
Release of uncertain tax positions	(3,316)	(17,739)
Gain on disposition and exit of business activities	(175,189)	—
Gain on insurance proceeds for capital expenditures	—	(3,948)
Share-based compensation	7,011	8,158
Decrease (increase) in:
Accounts receivable	5,033	(19,682)
Inventories of products, materials, and supplies	10,083	(5,550)
Other assets	769	4,295
Increase (decrease) in:
Accounts payable-trade	(37,073)	(16,187)
Other payables and accruals	3,377	(20,715)
Other long-term liabilities	(3,567)	(12,317)
Due to related party	(1,032)	(3,634)
Net cash provided by operating activities	62,353	118,766
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(54,138)	(76,298)
KFPC purchase of property, plant, and equipment	(3,727)	(319)
Purchase of software and other intangibles	(6,118)	(7,274)
Insurance proceeds for capital expenditures	—	3,948
Cash proceeds from disposition and exit of business activities	510,500	—
Net cash provided by (used in) investing activities	446,517	(79,943)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	77,000	57,941
Repayments of debt	(534,733)	(67,251)
KFPC proceeds from debt	63,559	33,262
KFPC repayments of debt	(76,555)	(53,147)
Capital lease payments	(134)	(126)
Purchase of treasury stock	(748)	(12,727)
Proceeds from the exercise of stock options	—	1,642
Settlement of interest rate swap	(1,295)	—
Debt issuance costs	(1,575)	—
Net cash used in financing activities	(474,481)	(40,406)
Effect of exchange rate differences on cash	(6,601)	(1,048)
Net increase (decrease) in cash and cash equivalents	27,788	(2,631)
Cash and cash equivalents, beginning of period	35,033	85,891
Cash and cash equivalents, end of period	$62,821	$83,260

KRATON CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$(403,794)			$18,693
Net income attributable to noncontrolling interest			1,177			2,222
Consolidated net income (loss)			(402,617)			20,915
Add (deduct):
Income tax expense (benefit)			(18,189)			2,311
Interest expense, net			13,527			19,214
Earnings of unconsolidated joint venture			(81)			(102)
Loss on extinguishment of debt			848			—
Other income			(259)			(4,235)
Operating income (loss)	$(5,090)	$(401,681)	$(406,771)	$18,269	$19,834	$38,103
Add (deduct):
Depreciation and amortization	13,042	18,271	31,313	14,982	19,822	34,804
Other income (expense)	(7)	266	259	(502)	4,737	4,235
Loss on extinguishment of debt	(848)	—	(848)	—	—	—
Earnings of unconsolidated joint venture	81	—	81	102	—	102
EBITDA (a)	7,178	(383,144)	(375,966)	32,851	44,393	77,244
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	1,531	150	1,681	1,672	244	1,916
Loss on extinguishment of debt	848	—	848	—	—	—
Gain on disposal of fixed assets		(1,316)	(1,316)	—	—	—
Impairment of goodwill	—	400,000	400,000	—	—	—
Hurricane related costs (c)	—	—	—	—	2,220	2,220
Hurricane reimbursements (d)	—	—	—	—	(13,841)	(13,841)
KFPC startup costs (e)	—	—	—	3,019	—	3,019
Sale of emissions credits (f)	—	—	—	—	(4,601)	(4,601)
Non-cash compensation expense	2,266	—	2,266	2,659	—	2,659
Spread between FIFO and ECRC	20,089	12,655	32,744	10,103	1,337	11,440
Adjusted EBITDA	$31,912	$28,345	$60,257	$50,304	$29,752	$80,056
Adjusted EBITDA excluding Cariflex	$31,912	$28,345	$60,257	$36,529	$29,752	$66,281
__________________________________________________
(a)Included in EBITDA is a $14.3 million gain on insurance for the three months ended September 30, 2019, a reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael.
Also included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $0.3 million for the three months ended September 30, 2020, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.
(c)Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold.
(d)Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.
(e)Startup costs related to the joint venture company, KFPC.
(f)We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$(203,676)			$72,569
Net income attributable to noncontrolling interest			2,998			5,356
Consolidated net income (loss)			(200,678)			77,925
Add (deduct):
Income tax benefit			(48,082)			(1,881)
Interest expense, net			44,454			57,494
Earnings of unconsolidated joint venture			(310)			(363)
(Gain) loss on extinguishment of debt			14,943			(210)
Other income			(837)			(3,559)
Disposition and exit of business activities			(175,189)			—
Operating income (loss)	$29,597	$(395,296)	$(365,699)	$62,498	$66,908	$129,406
Add (deduct):
Depreciation and amortization	39,337	54,491	93,828	43,296	54,934	98,230
Disposition and exit of business activities	175,189	—	175,189	—	—	—
Other income (expense)	32	805	837	(1,547)	5,106	3,559
Gain (loss) on extinguishment of debt	(14,943)	—	(14,943)	210	—	210
Earnings of unconsolidated joint venture	310	—	310	363	—	363
EBITDA (a)	229,522	(340,000)	(110,478)	104,820	126,948	231,768
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	13,230	1,380	14,610	4,781	808	5,589
Disposition and exit of business activities	(175,189)	—	(175,189)	—	—	—
(Gain) loss on extinguishment of debt	14,943	—	14,943	(210)	—	(210)
Gain on disposal of fixed assets	—	(1,316)	(1,316)	—	—	—
Impairment of goodwill	—	400,000	400,000	—	—	—
Hurricane related costs (c)	—	—	—	—	15,025	15,025
Hurricane reimbursements (d)	—	—	—	—	(26,561)	(26,561)
KFPC startup costs (e)	—	—	—	3,019	—	3,019
Sale of emissions credits (f)	—	—	—	—	(4,601)	(4,601)
Non-cash compensation expense	7,011	—	7,011	8,158	—	8,158
Spread between FIFO and ECRC	47,409	10,682	58,091	38,067	1,294	39,361
Adjusted EBITDA	$136,926	$70,746	$207,672	$158,635	$112,913	$271,548
Adjusted EBITDA excluding Cariflex	$126,582	$70,746	$197,328	$119,949	$112,913	$232,862
__________________________________________________
(a)Included in EBITDA is an $32.9 million gain on insurance for the nine months ended September 30, 2019, fully offsetting the lost margin in the first quarter of 2019, and reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael.
Also included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $7.5 million for the nine months ended September 30, 2020, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.
(c)Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold.
(d)Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.
(e)Startup costs related to the joint venture company, KFPC.
(f)We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Diluted Earnings (Loss) Per Share	$(12.67)	$0.58	$(6.40)	$2.26
Transaction, acquisition related costs, restructuring, and other costs (a)	0.03	0.04	0.34	0.13
Disposition and exit of business activities	—	—	(4.94)	—
(Gain) loss on extinguishment of debt	0.02	—	0.36	(0.01)
Gain on disposal of fixed assets	(0.03)	—	(0.03)	—
Impairment of goodwill	12.39	—	12.39	—
Tax restructuring	—	—	(2.03)	—
Hurricane related costs (b)	—	0.15	—	0.55
Hurricane reimbursements (c)	—	(0.44)	—	(0.83)
KFPC startup costs (d)	—	0.04	—	0.04
Sale of emissions credits (e)	—	(0.14)	—	(0.14)
Spread between FIFO and ECRC	0.75	0.29	1.36	0.99
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.49	$0.52	$1.05	$2.99
__________________________________________________
(a)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.
(b)Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. As we finalized our claim for reimbursement of incremental costs incurred, we have identified an additional $14.2 million of costs incurred during the nine months ended September 30, 2019. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian of $0.8 million which are recorded in cost of goods sold. The Hurricane Dorian direct costs are limited to the three months ended September 30, 2019 and did not continue into the fourth quarter of 2019.
(c)Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.
(d)Startup costs related to the joint venture company, KFPC.
(e)We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.

POLYMER SEGMENT RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Gross profit	$34,996	$58,478	$161,572	$191,230

Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs	—	3,019	387	3,019
Non-cash compensation expense	136	159	421	489
Spread between FIFO and ECRC	20,089	10,103	47,409	38,067
Adjusted gross profit (non-GAAP)	$55,221	$71,759	$209,789	$232,805

Sales volume (kilotons)	75.3	75.8	221.6	229.8
Adjusted gross profit per ton	$733	$947	$947	$1,013